Exhibit 99.1

NEWS RELEASE
Astronics Corporation ×130 Commerce Way × East Aurora, NY × 14052-2164

For more information contact:
Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com
FOR IMMEDIATE RELEASE
Astronics Corporation Reports Net Income Up 87% on 18%
Increase in Sales for Second Quarter 2011
•	2011 second quarter sales achieves a new record at $55.5 million, an increase of 18% over 2010 second quarter

•	Diluted earnings per share of $0.39 in 2011 second quarter up from $0.22 in 2010 second quarter

•	2011 revenue guidance increased to range of $220 million to $230 million
EAST AURORA, NY, August 9, 2011 — Astronics Corporation (NASDAQ: ATRO), a leader in advanced, high-performance lighting, electrical power and automated test systems for the global aerospace and defense industries, today reported financial results for the three and six months ended July 2, 2011.

	Three Months Ended			Six Months Ended
	July 2,	July 3,	%	July 2,	July 3,	%
	2011	2010	Change	2011	2010	Change
Sales	$55,475	$47,089	17.8%	$110,603	$94,025	17.6%
Gross profit	$14,386	$10,685	34.6%	$28,892	$22,231	30.0%
Gross margin	25.9%	22.7%		26.1%	23.6%
SG&A	$7,144	$6,076	17.6%	$13,489	$11,504	17.3%
SG&A percent to sales	12.9%	12.9%		12.2%	12.2%
Income from Operations	$7,242	$4,609	57.1%	$15,403	$10,727	43.6%
Operating margin %	13.1%	9.8%		13.9%	11.4%
Net Income	$4,548	$2,430	87.2%	$9,757	$5,830	67.4%
Net Income %	8.2%	5.2%		8.8%	6.2%
Peter J. Gundermann, President and Chief Executive Officer, commented, “The second quarter was another very good quarter for our company. Demand was strong, resulting in record quarterly revenue of $55.5 million and second best quarterly bookings of $58.5 million. Margins were solid, though down somewhat from the preceding first quarter due primarily to increased costs relating to legal proceedings.

Sales in the second quarter of 2011 were $55.5 million, up $8.4 million, or 17.8%, from the prior year second quarter. Aerospace sales, which represented approximately 94% of total second quarter sales, increased 19.1% to $51.9 million over the prior year period. Test Systems sales remained flat at $3.5 million when compared with last year’s second quarter. Sales for the first six months of 2011 were $110.6 million, up $16.6 million, or 17.6%, from the same period last year. Aerospace sales, which represented approximately 92% of first half total sales, increased 17.7% to $102.1 million over the prior year period. Test Systems sales were up approximately $1.3 million or 18.1% to $8.5 million when compared with $7.2 million in the first six months of 2010.
Net income in the second quarter of 2011 was $4.5 million, or $0.39 per diluted share, compared with net income of $2.4 million, or $0.22 per diluted share, in the same period of last year. Year-to-date net income for the first six months of 2011 was $9.8 million, or $0.84 per diluted share, compared with net income of $5.8 million, or $0.52 per diluted share, in the same period of last year
Consolidated gross margin and operating margin in the 2011 second quarter and first six months improved over the prior year periods reflecting the margin added by increased sales offset partially by increases in both engineering and development costs and selling, general and administrative costs.
Engineering and development (E&D) costs were $8.8 million in the 2011 second quarter compared with $7.0 million in last year’s second quarter. Year-to-date E&D costs were $17.1 million and $14.2 million in 2011 and 2010, respectively. The Company expects E&D expenditures for 2011, which are included in cost of goods sold, to be in the range of $32 million to $34 million.
Aerospace Segment Review (refer to sales by market and segment data in accompanying tables)
Second quarter and year-to-date sales to the Commercial Transport market increased on higher demand for Cabin Electronics products as well as increased volume for our Aircraft Lighting Products. Second quarter and year-to-date Military sales were down primarily due to lower Aircraft Lighting sales to that market. Second quarter and year-to-date sales to the Business Jet market were higher due to increased Airframe Power revenue.
Aerospace operating profit for the second quarter of 2011 was $9.0 million, or 17.3% of sales, compared with $6.8 million, or 15.5% of sales, in the same period last year. Year-to-date operating profit was $18.3 million in 2011, or 17.9% of sales, compared with $13.5 million, or 15.5% of sales year-to-date in the first half of 2010. Second quarter and year-to-date margin improvement was due to the leverage provided on the increased sales volume offset somewhat by increased engineering and development costs and increased SG&A costs.
Bookings for the Aerospace segment during the second quarter were $55.0 million, up 19.0% from
$46.2 million in the second quarter of 2010, and up 13.0% from bookings of $48.7 million in the trailing first quarter of 2011. Backlog at the end of the second quarter was $93.1 million.
Test Systems Segment Review (refer to sales by market and segment data in accompanying tables)
Sales in the 2011 second quarter remained flat at $3.5 million when compared with the same period in 2010. Year-to-date sales for 2011 increased $1.3 million to $8.5 million compared with $7.2 million for the same period last year.
Test Systems operating loss for the second quarter of 2011 was $0.5 million, or (15.4)% of sales, compared with an operating loss of $1.0 million or (28.5)% of sales, in the same period last year. For the first half of 2011, Test Systems operating loss was $0.5 million, or (6.2)% of sales, compared with an operating loss of $0.8 million, or (11.1)% of sales, in the same period last year.

Test Systems bookings in the second quarter were $3.5 million compared with $5.4 million in the second quarter of 2010, and down from the trailing 2011 first quarter which had bookings of $5.8 million. Backlog was $9.0 million at the end of the second quarter. Bookings include nothing from the VDATS program which was announced during the quarter. This award has been protested by unsuccessful bidders and is under review at the GAO. The company expects successful resolution in September.
Balance Sheet
Cash at the end of the 2011 second quarter declined by $6.6 million to $16.1 million compared with December 31, 2010 primarily as a result of cash used for capital expenditures.
Capital expenditures during the second quarter and first six months of 2011 were $6.2 million and $7.0 million, respectively, compared with $0.6 million and $1.5 million in 2010, respectively.
During the second quarter the Company acquired a partially completed building located near its present Redmond, Washington operation for approximately $5.2 million. The Company expects to spend an additional $5 million to $8 million through 2012 for renovations on this facility. Astronics Advanced Electronic Systems Corp will occupy the facility when the lease on its current location terminates in March 2013. Additionally, in July, the Company purchased for approximately $5.1 million the building that it had been leasing in Fort Lauderdale, Florida. Astronics currently pays $2.6 million annually to lease facilities for these two operations, and considers the real estate purchases to be opportunistic given the current environment.
The Company expects capital spending in 2011 to be approximately $17 million to $21 million including $12 million to $13 million related to the acquisition and build out of the Fort Lauderdale and Redmond properties.
Outlook
At July 2, 2011, backlog was $102.1 million, up from backlog of $99.1 million at the end of the trailing first quarter of 2011 and improved over backlog of $97.3 million at the end of the second quarter of 2010. Approximately 75% of backlog is expected to ship by the end of 2011.
Mr. Gundermann concluded, “The first half of 2011 has been terrific, with record revenue of $110.6 million and net profit of $9.8 million. Strong demand has prompted us to increase our sales forecast for the year to $220 million to $230 million, up from our previous forecast of $210 to $225 million,” he concluded.
Astronics anticipates that approximately $204 million to $212 million of forecasted revenue will be from its Aerospace segment, while approximately $16 million to $18 million of the forecasted revenue will be from its Test Systems segment.
Second Quarter 2011 Webcast and Conference Call
The Company will host a teleconference at 10:00 AM ET on Tuesday, August 9, 2011. During the teleconference, Peter J. Gundermann, President and CEO, and David C. Burney, Executive Vice President and CFO, will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.
The Astronics conference call can be accessed by calling (201) 689-8562. The listen-only audio webcast can be monitored at www.astronics.com. To listen to the archived call, dial (858) 384-5517 and enter conference ID number 375499. The telephonic replay will be available from 1:00 p.m. on the day of the call through Tuesday, August 16, 2011. A transcript will also be posted to the Company’s Web site, once available.

ABOUT ASTRONICS CORPORATION
Astronics Corporation is a leader in advanced, high-performance lighting, electrical power and automated test systems for the global aerospace and defense industries. Astronics’ strategy is to develop and maintain positions of technical leadership in its chosen aerospace and defense markets, to leverage those positions to grow the amount of content and volume of product it sells to those markets and to selectively acquire businesses with similar technical capabilities that could benefit from our leadership position and strategic direction. Astronics Corporation, and its wholly-owned subsidiaries, Astronics Advanced Electronic Systems Corp., DME Corporation and Luminescent Systems Inc., have a reputation for high-quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices. The Company routinely posts news and other important information on its Web site at www.astronics.com.
For more information on Astronics and its products, visit its Web site at www.astronics.com.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, customer preferences, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
FINANCIAL TABLES FOLLOW

ASTRONICS CORPORATION
CONSOLIDATED INCOME STATEMENT DATA
(Unaudited, $ in thousands except per share data)

	Three Months Ended		Six Months Ended
	7/2/2011	7/3/2010	7/2/2011	7/3/2010
Sales	$55,475	$47,089	$110,603	$94,025
Cost of products sold	41,089	36,404	81,711	71,794

Gross profit	14,386	10,685	28,892	22,231
Gross margin	25.9%	22.7%	26.1%	23.6%

Selling, general and administrative	7,144	6,076	13,489	11,504
SG&A % of Sales	12.9%	12.9%	12.2%	12.3%

Income from operations	7,242	4,609	15,403	10,727
Operating margin	13.1%	9.8%	13.9%	11.4%

Interest expense, net	534	722	1,071	1,321

Income before tax	6,708	3,887	14,332	9,406
Income tax expense	2,160	1,457	4,575	3,576

Net Income	$4,548	$2,430	$9,757	$5,830

Basic earnings per share:	$0.41	$0.22	$0.89	$0.54
Diluted earnings per share:	$0.39	$0.22	$0.84	$0.52

Weighted average diluted shares outstanding	11,703	11,289	11,665	11,127

Capital Expenditures	$6,225	$611	$6,979	$1,486

Depreciation and Amortization	$1,204	$1,224	$2,394	$2,463

ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
( in thousands)

	7/2/2011	12/31/2010
	(Unaudited)
ASSETS:
Cash and cash equivalents	$16,075	$22,709
Accounts receivable	35,762	30,941
Inventories	40,826	37,763
Other current assets	6,453	5,727
Property, plant and equipment, net	35,944	30,873
Other long-term assets	3,231	3,342
Deferred taxes long-term	6,332	6,883
Intangible assets	4,824	5,040
Goodwill	7,712	7,610

Total Assets	$157,159	$150,888

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current maturities of long term debt	$5,310	$5,314
Accounts payable and accrued expenses	24,674	25,971
Long-term debt	29,806	33,264
Other liabilities	8,889	9,124
Shareholders’ equity	88,480	77,215

Total Liabilities and Shareholders’ Equity	$157,159	$150,888

ASTRONICS CORPORATION
SEGMENT DATA
(Unaudited, $ in thousands)

	Three Months Ended		Six Months Ended
	7/2/2011	7/3/2010	7/2/2011	7/3/2010
Sales
Aerospace	$51,942	$43,599	$102,141	$86,789
Test Systems	3,533	3,490	8,462	7,236

Total Sales	55,475	47,089	110,603	94,025

Operating Profit (Loss) and Margins
Aerospace	9,011	6,753	18,330	13,495
	17.3%	15.5%	17.9%	15.5%
Test Systems	(545)	(993)	(528)	(806)
	(15.4)%	(28.5)%	(6.2)%	(11.1)%

Total Operating Profit	8,466	5,760	17,802	12,689

Corporate Expenses and Other	1,758	1,873	3,470	3,283

Income Before Taxes	$6,708	$3,887	$14,332	$9,406

Astronics Corporation Reports Net Income Up 87% on 18% Increase in Sales for Second Quarter 2011 August 9, 2011
ASTRONICS CORPORATION
SALES BY MARKET
(Unaudited, $ in thousands)

	Three Months Ended			Six Months Ended			2011
	7/2/2011	7/3/2010	% change	7/2/2011	7/3/2010	% change	YTD %

Aerospace Segment
Commercial Transport	$34,271	$24,891	38%	$67,196	$52,336	28%	60.8%
Military	7,919	9,521	(17)%	17,179	17,918	(4)%	15.5%
Business Jet	7,426	6,379	16%	14,063	11,971	17%	12.7%
FAA/Airport	2,326	2,808	(17)%	3,703	4,564	(19)%	3.3%

Aerospace Total	51,942	43,599	19%	102,141	86,789	18%	92.3%

Test Systems Segment
Military	3,533	3,490	1%	8,462	7,236	17%	7.7%

Total	$55,475	$47,089	18%	$110,603	$94,025	18%	100.0%

ASTRONICS CORPORATION
SALES BY PRODUCT
(Unaudited, $ in thousands)

	Three Months Ended			Six Months Ended			2011
	7/2/2011	7/3/2010	% change	7/2/2011	7/3/2010	% change	YTD %

Aerospace Segment
Cabin Electronics	$26,874	$19,087	41%	$52,949	$40,584	30%	47.9%
Aircraft Lighting	17,549	17,586	—%	35,720	33,319	7%	32.3%
Airframe Power	5,193	4,117	26%	9,769	8,322	17%	8.8%
Airfield Lighting	2,326	2,809	(17)%	3,703	4,564	(19)%	3.3%

Aerospace Total	51,942	43,599	19%	102,141	86,789	18%	92.3%

Test Systems Segment	3,533	3,490	1%	8,462	7,236	17%	7.7%

Total	$55,475	$47,089	18%	$110,603	$94,025	18%	100.0%

-MORE-

ASTRONICS CORPORATION
ORDER AND BACKLOG TREND
(Unaudited, $ in thousands)

	Q3	Q4	Q1	Q2	Trailing 12
	2010	2010	2011	2011	Months
	10/2/2010	12/31/2010	4/2/2011	7/2/2011	7/2/2011
Sales
Aerospace	$46,024	$46,773	$50,199	$51,942	$194,938
Test Systems	3,882	5,050	4,929	3,533	17,394

Total Sales	$49,906	$51,823	$55,128	$55,475	$212,332

Bookings
Aerospace	$58,250	$40,378	$48,682	$55,029	$202,339
Test Systems	4,358	1,224	5,756	3,459	14,797

Total Bookings	$62,608	$41,602	$54,438	$58,488	$217,136

Backlog
Aerospace	$97,970	$91,573	$90,056	$93,143	N/A
Test Systems	12,041	8,216	9,043	8,969	N/A

Total Backlog	$110,011	$99,789	$99,099	$102,112	N/A

Book:Bill Ratio
Aerospace	1.27	0.86	0.97	1.06	1.04
Test Systems	1.12	0.24	1.17	0.98	0.85

Total Book:Bill	1.25	0.80	0.99	1.05	1.02